Exhibit 99.1

GLOBAL CLEAN ENERGY INC. RECEIVES TRADING SYMBOL GCEI.OB

Denver, Colorado, September 22, 2008 — Global Clean Energy Inc. (the “Company”) is pleased to announce that the Financial Industry Regulatory Authority has approved the Company’s common stock for quotation on the Over-The-Counter Bulletin Board under the trading symbol “GCEI”. Global Clean anticipates that trading will commence later this week.

Global Clean Energy has been working diligently to become a significant contributor to the future of clean energy. The Company has been active in developing relationships with potential customers for its dredging and gasification systems, and the Company has entered into certain agreements with UK Coal Mining plc. (“UK Coal”), the largest coal producer in the United Kingdom. The Company is currently working with UK Coal to finalize the installation of a proprietary cyclonic dredging pump at UK Coal’s Pontefract, South Yorkshire facility. Subject to further testing, the Company expects to commence dredging and processing the slurry and coal fines from the slurry lake in Pontefract, South Yorkshire during the fourth quarter of 2008. A patent application for the Company’s proprietary cyclonic dredging pump is currently pending before the U.S. Patent and Trademark Office.

The Company is also working with UK Coal to construct, develop and implement a gasification plant near UK Coal’s Kellingley Colliery coal plant to transform dirty coal into clean synthetic gas. As part of this project, Cascades Engineering and Projects, a division of Cascades Canada Inc. (“Cascades”) is assisting the Company in the development of gasification technology to be used at the Kellingley Colliery plant. The Company, with the assistance of Cascades, intends to develop technology that will be capable of processing up to 125 tons per day (“tpd”) of coal-based fuel through the transformation of dirty coal into clean synthetic gas. After the 125-tpd gasifier is developed, and based on the results of that development, the Company and Cascades will attempt to develop a second plant capable of processing larger amounts of coal-based fuel per day.

The Company is currently pursuing other potential customers for its dredging and gasification systems.

Persons interested in obtaining more information concerning the Company should either view the Company’s website at www.globalcleanenergy.net, or contact the Company’s investor relations department at (303) 522-8449.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives and other economic factors. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission, and potential investors should independently investigate and fully understand all risks before making investment decisions.

GLOBAL CLEAN ENERY INC
Investor Relations
303-522-8449